Exhibit 10.4

Technology License Agreement

This Technology License Agreement (this “Agreement”) is made by and between the two parties as set forth below:

(1)	Beijing Watch Data System Co., Ltd. (“Licensor”), a wholly foreign owned enterprise organized and existing under the laws of the People’s Republic of China, with its legal address at No. 2, Wanhong West Road, West Ba Jianfang, Dong Zhimen Wai, Chao Yang District, Beijing; and

(2)	Beijing Watch Smart Technologies Ltd. (“Licensee”), a company organized and existing under the laws of the People’s Republic of China, with its legal address at No. 4 Courtyard, Jiu Xianqiao Road, Chao Yang District, Beijing.

According to the terms and conditions of this Agreement, the Licensor agrees to license the technologies to the Licensee, and the Licensee agrees to accept the license as set forth below:

Article 1 Technology License

1.1	The Licensor hereby grants the Licensee a non-exclusive and non-transferable license, under the conditions that the Licensee strictly adheres to the terms and provisions as set forth in this Agreement and the written directions of the Licensor, permitting the Licensee to utilize the technologies (“Licensed Technologies”) as specified in Attachment I to this Agreement for development and commercialization within and only within the boundaries of the People’s Republic of China (excluding Taiwan, Hong Kong Special Administrative Regions, and Macao Special Administrative Regions); the Licensee hereby accepts the license.

1.2

The Licensor licenses the Licensed Technologies to the Licensee strictly for purpose of developing data security products incorporating encryption algorithms owned, controlled or licensed by the PRC government, to be manufactured by the Licensor (through its subcontractors and subvendors as the Licensor deems appropriate); and

without the previous written consent of the Licensor, the Licensee shall not grant any sub-license to any third party.

1.3	The Licensee acknowledges the validity of the Licensed Technologies and the Licensor’s ownership and other legal rights to the Licensed Technologies, and also acknowledges its right to use the Licensed Technologies and that the rights in relation to the Licensed Technologies granted under this Agreement shall not cause the Licensee to have any ownership, rights or benefits to these Licensed Technologies, except as granted under this Agreement. The Licensee guarantees that it will not challenge the ownership of the Licensed Technologies, and will not apply for registration of the Licensed Technologies or any other technologies similar to or competing with or substituting for the Licensed Technologies whether in the PRC or not, or try to obtain any rights to the Licensed Technologies or any other technologies similar to or competing with or substituting for the Licensed Technologies, or use any other methods to obtain the Licensed Technologies or any other technologies similar to or competing with or substituting for the Licensed Technologies.

1.4	The Licensor is the exclusive licensor for the Licensee to grant the licenses specified under this Agreement. Except with the previous written consent of the Licensor, Licensee shall not accept any licenses from any third party in relation to all or any part of any Licensed Technologies specified under this Agreement or any other technologies similar to or competing with or substituting for such Licensed Technologies.

1.5	The term of this Agreement is 10 years, beginning on the effective date of this Agreement, which term shall be automatically renewed unless otherwise agreed by Licensor and Licensee. In addition, before this Agreement expires, if the Licensor demands, then both parties should enter into a new technology license agreement according to the extended term of this Agreement demanded by the Licensor. Notwithstanding the foregoing, Licensor has the right to terminate this Agreement at any time (including prior to expiration of the term hereof), subject to six months’ notice to Licensee.

1.6	The Licensor has the right to terminate this Agreement in the event of a breach by Licensee of any transaction agreement specified in Attachment II hereto.

Article 2 Use of the Licensed Technologies

2.1	The Licensee shall not use the Licensed Technologies in a way that harms or negatively affects the validity or value of the Licensed Technologies or for any purpose that is not specified in Section 1.2. The Licensee shall comply with all directions given by the Licensor in relation to the use of the Licensed Technologies.

2.2	If the Licensor has a reason to believe that any use by Licensee of the Licensed Technologies is not in accordance with the provisions set forth in Section 2.1, the Licensor shall have the right to require the Licensee to stop such use of the Licensed Technologies.

Article 3 Notification of Claims

3.1	The Licensee agrees to give the Licensor a notice (“Infringement Notice”) in the event of awareness of any unauthorized use of the Licensed Technologies by any third party, or any claims of any nature advanced by a third party claiming that the Licensed Technologies or the use of the Licensed Technologies by the Licensee infringe or violate any rights of any nature of such party. The Licensor shall have the exclusive and full right to decide at its own direction whether to proceed against any third party regarding its infringement of or other violation regarding the Licensed Technologies or to defend proceedings or claims brought by any third party. Should the Licensor decide to bring proceedings or to defend any third party’s proceedings or claims, it shall have the entire control of any such proceedings or defense.

If the Licensor does not notify the Licensee within one month from the date of Infringement Notice that the Licensor wishes to bring proceedings or claims against the infringement described in the Infringement Notice or defend any Third Party’s proceedings or claims, the Licensee shall be entitled to proceed against such infringement or threatened infringement or defend any such claims brought by the third party in respect to such infringement, at its own cost and expense.

3.2	The Licensee shall provide the Licensor any assistance reasonably requested by Licensor for any claim or proceeding of any type with respect to the matters referred to in Section 3.1, and all expenses incurred therein shall be solely borne by the Licensor.

Article 4 License Fee

4.1	According to the license specified in this Agreement, the Licensee shall pay the Licensor a license fee (the “License Fee”) equal to 0.5% of its total revenue generated from sales of products using any of the Licensed Technologies.

4.2	The License Fee shall be paid in monthly installments on the basis of forecasts, and be trued-up on the basis of an annual audit in fifteen days after the beginning of next year.

Article 5 Liabilities for Breach of the Agreement

5.1	If the Licensee failed to pay the Licensor the License Fee according to the provisions of this Agreement, it shall pay the Licensor the compensation equivalent to the 0.02% of the overdue payment each day.

5.2	If the Licensor failed to perform its duties according to the provisions of this Agreement, the Licensor shall compensate for the loss imposed on the Licensee as the result of its failure.

Article 6 Amendment of the Agreement

6.1	The terms of this Agreement may be amended through negotiations between the two parties.

6.2	Any amendments to this Agreement must be made by a written agreement signed by both parties. Otherwise, any amendment to this Agreement shall not be binding upon the parties.

Article 7 Governing Law

7.1	The formation, validity, interpretation, execution, amendment and termination, as well as the settlement of disputes, under this Agreement shall all be governed by or construed in accordance with the laws of the PRC.

Article 8 Resolution of Disputes

8.1	Any dispute arising from or in relation to this Agreement between the parties shall be settled through friendly consultations. If no mutually acceptable settlement is reached, any party shall have the right to submit such dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”), the arbitration shall be conducted in accordance with the Arbitration Rules of CIETAC in force at the time of such submission, and the place of arbitration shall be Beijing, China. The arbitral award shall be final and binding upon the parties.

Article 9 Miscellaneous

9.1	This Agreement shall become effective upon the signatures and seals by both parties.

9.2	After this Agreement comes into force and is executed, both parties may enter into supplementary agreements in relation to the matters beyond the provisions of this Agreement or new situations relating to the matters addressed by this Agreement. Such supplementary agreements shall constitute inseparable parts of this Agreement, with equal validity and legal effect to this Agreement.

9.3	The attachment to this Agreement constitutes an inseparable part of this Agreement, and shall have equal validity and legal effect to this Agreement.

9.4	There are two originals of this Agreement, and each party shall hold one original. Each original shall have equal validity and legal effect to the other.

This Agreement is executed by the following parties on September 6, 2004 in Beijing:

Licensor: Beijing Watch Data System Co., Ltd.

Authorized representative:
/s/ Wang Youjun

[Company Seal]

Licensee: Beijing Watch Smart Technologies Ltd.

Authorized representative:
/s/ Huang Wenwei
2004 - 9 - 6

Attachment I

Schedule of Licensed Technologies

1.	Dual Interface USB Key (Patent Application No. 03100326.5; Applicant: Beijing Watch Data System Co., Ltd.; Authority for Application: Patent Office of the State Intellectual Property Office of China);

2.	A type of Integrated Circuit Card & Integrated Circuit (Patent Application No. 03156066.0; Applicant: Beijing Watch Data System Co., Ltd.; Authority for Application: Patent Office of the State Intellectual Property Office of China);

3.	An method of fingerprint feature matching inside smart card (Patent Application No. 200310103495.2; Applicant: Beijing Watch Data System Co., Ltd.; Authority for Application: Patent Office of the State Intellectual Property Office of China);

4.	An method of fingerprint matching (Patent Application No. 200310103494.8; Applicant: Beijing Watch Data System Co., Ltd.; Authority for Application: Patent Office of the State Intellectual Property Office of China);

5.	IC card reader with serial port (Patent Application No. 03100326.5; Applicant: Beijing Watch Data System Co., Ltd.; Authority for Application: Patent Office of the State Intellectual Property Office of China);

6.	Chip encapsulation method and Dual interface card embedding process (Patent Application No. 01120065.0; Applicant: Beijing Watch Data System Co., Ltd.; Authority for Application: Patent Office of the State Intellectual Property Office of China);

7.	Prepaid IC card metering Security Management based on ESAM module (Patent Application No. 03137671.1; Applicant: Beijing Watch Data System Co., Ltd.; Authority for Application: Patent Office of the State Intellectual Property Office of China);

8.	An method of anti-cloning for SIM cards (Patent Application No. 200310103493.3; Applicant: Beijing Watch Data System Co., Ltd.; Authority for Application: Patent Office of the State Intellectual Property Office of China);

9.	An method of Auto Payment for Cable TV system (Patent Application No. 200410008918.7; Applicant: Beijing Watch Data System Co., Ltd.; Authority for Application: Patent Office of the State Intellectual Property Office of China);

10.	Trade secret technology of Licensor related to embedded data security operating systems or cryptography or security software that may be disclosed from time to time by Licensor to Licensee and identified as a “trade secret” by Licensor.

Attachment II

List of Transaction Agreements

1.	This Agreement.

2.	The Copyright License Agreement made between and by Beijing Watch Data System Co., Ltd. and Beijing Watch Smart Technologies Ltd. dated September 6, 2004.

3.	The Trademark License Agreement made between and by Beijing Watch Data System Co., Ltd. and Beijing Watch Smart Technologies Ltd. dated September 6, 2004.

4.	The Management and Marketing Consultancy and Technical Assistance Services Agreement made between and by Beijing Watch Data System Co., Ltd. and Beijing Watch Smart Technologies Ltd. dated September 6, 2004.

5.	The Product Supply Contract made between and by Beijing Watch Data System Co., Ltd. and Beijing Watch Smart Technologies Ltd. dated September 6, 2004.